Exhibit 10.03

AGREEMENT TO ACCEPT COLLATERAL
IN SATISFACTION OF OBLIGATIONS

THIS AGREEMENT TO ACCEPT COLLATERAL IN SATISFACTION OF OBLIGATIONS (the "Agreement") is made as of August __, 2007, by and among, Dalrada Financial Corp., a Delaware corporation (the "Debtor"), Barbara R. Mittman, as collateral agent ("Collateral Agent"), Longview Fund, L.P. ("Longview") and the other parties identified on Schedule A hereto (together with Longview, "Secured Creditors") and Fenix Capital, LLC, a Delaware limited liability company ("Newco").

RECITALS AND ACKNOWLEDGEMENTS

As the basis for, and as further consideration for this Agreement, the parties hereto hereby acknowledge and agree as follows:

1.           Debtor is indebted and obligated to Secured Creditors pursuant to secured convertible notes issued February 13, 2006 and more specifically identified in Schedule A hereto in the aggregate principal amount of approximately $7,435,093.00 (collectively, the "Secured Notes") and on which approximately $8,085,592.00 in principal, accrued interest and other amounts is outstanding as of the date hereof.

2.           The Solvis Group, Inc., a Nevada corporation, The Solvis Group, Inc., a Michigan corporation and Sourceone Group, Inc., a Delaware corporation (collectively, "Guarantors") are indebted and obligated to the Secured Creditors pursuant to guaranties of the Secured Notes dated February 13, 2006 for the benefit of Secured Creditors (the "Guaranties").

3.           Each of the Secured Creditors is the holder of a properly perfected valid and fully enforceable security interest in all of the assets of the Debtor (collectively, the "Collateral"), including without limitation the assets set forth in Section 2 below, pursuant to (a) a Security Agreement dated February 13, 2006 by and among Debtor, Guarantors, Collateral Agent and Secured Creditors (the "Security Agreement" ) and (b) UCC-1 financing statements filed in connection therewith.

4.           Debtor is in default of its obligations to Secured Creditors under the Secured Notes for failure to pay principal or interest pursuant to Section 3.1 of the Secured Notes, among other reasons, and Guarantors are in default of their obligations to Secured Creditors under the Guaranties for failure to pay the outstanding obligations of Debtor under the Secured Notes pursuant to Section 3.1 of the Guaranties, among other reasons; as a result of such defaults by Debtor and Guarantors, Secured Creditors are entitled to enforce their rights and remedies as provided in the Security Agreement, the Guaranties and under applicable law.

5.         Secured Creditors have fully performed under the Secured Notes, and Debtor has no claim or cause of action against Secured Creditors arising under the Secured Notes or as to the Collateral or for any other reason.

6.         Secured Creditors have assigned all of their rights in the Secured Notes, the Security Agreement and the Collateral to Newco, and Newco is now the holder of the security interests in the Collateral referenced in the Agreement.

7.         Debtor acknowledges and agrees that the amount of indebtedness outstanding under the Secured Notes exceeds the value of the Collateral.  Nevertheless, in exchange for the consensual and expedient resolution of Debtor's defaults, Debtor and Secured Creditors have agreed that Newco as the secured creditor shall accept, in full and complete satisfaction of Debtor's indebtedness and obligations under the Secured Notes, (i) the transfer of the Collateral to Newco as described in Section 2 below and (ii) the agreement of Debtor to comply with the other terms, conditions and covenants set forth in this Agreement.

NOW, THEREFORE, in consideration of the above recitals and agreements and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Incorporation of Recitals and Agreements.  The introduction, recitals and agreements above, and the defined terms contained therein, are hereby incorporated into this Agreement by this reference.

2.           Acceptance of Collateral.

2.1           Acknowledgements, Waivers and Representations Relating to New York Uniform Commercial Code.

(a)           This Agreement constitutes Debtor's present and immediate agreement to Newco's acceptance of the Collateral, as provided in Section 9-620(c)(2) of the New York Uniform Commercial Code (the "NY-UCC"), and Debtor waives any right to any further notice or any right to object as provided therein.

(b)           Debtor waives any right to redeem the Collateral under Sections
9-623 and 9-624(c) of the NY-UCC.

(c)           Pursuant to Section 9-622 of the NY-UCC, Debtor and Newco acknowledge and agree that, upon the Closing (as defined in Section 5), Newco's acceptance of the Collateral (i) discharges the obligations of Debtor under the Secured Notes and is consented to by Debtor; (ii) transfers to Newco all of Debtor's rights in the Collateral; (iii) discharges the security interest that is the subject of the Security Agreement and any subordinate security interest or other subordinate lien; and (iv) terminates any other subordinate interest (provided that any obligations of the Guarantors under the Guaranties, other than obligations relating to the Secured Notes, shall survive).

(d)           Debtor represents and warrants to Secured Creditors and Newco that, other than as set forth on Schedule B, during the past thirty (30) calendar days through the date of this Agreement there has not been, there currently is not, and there will not be during the period from the date hereof through the Closing, any Person (as defined below) other than Secured Creditors or Newco holding a security interest, lien or other interest in the Collateral, whether or not perfected.  Debtor represents and warrants to Secured Creditors and Newco that, notwithstanding anything set forth on Schedule B, Newco (as a result of the assignment from Secured Creditors to Newco) holds a properly perfected valid and fully enforceable security interest in the Collateral that is first in right over any and all of the liens and other interests set forth on Schedule B.  "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any governmental authority, and including any successor, by merger or otherwise, of any of the foregoing.

2.2           Transfer of Collateral.  Pursuant to Section 9-620 of the NY-UCC, Newco and Debtor agree that Newco hereby accepts at the Closing the Collateral in full and complete satisfaction of Debtor's indebtedness and obligations to Newco under the Secured Notes.  The Collateral includes, without limitation, the following (capitalized terms used in this Section 2.2 but not defined in this Section 2.2 or elsewhere in this Agreement shall have the respective meanings ascribed to them in Article IX of the NY-UCC):

(a)           All right, title and interest of Debtor in, to and in respect of all Accounts, Goods, real or personal property, all books and records relating to the foregoing and all products and Proceeds of the foregoing, and as set forth below:

(i)           All right, title and interest of Debtor in, to and in respect of all: Accounts, interests in goods represented by Accounts, returned, reclaimed or repossessed goods with respect thereto and rights as an unpaid vendor; contract rights; Chattel Paper; investment property; General Intangibles (including but not limited to, tax and duty claims and refunds, registered and unregistered patents, trademarks, service marks, certificates, copyrights trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims, and leasehold interests in equipment, real estate and fixtures); Documents; Instruments; letters of credit, bankers' acceptances or guaranties; cash moneys, deposits; securities, bank accounts, deposit accounts, credits and other property owned or held in any capacity by Debtor, as well as agreements or property securing or relating to any of the items referred to above;

                                (ii)           Goods:  All right, title and interest of Debtor in, to and in respect of goods, including, but not limited to:

(A)           All Inventory, wherever located, of whatever kind, nature or description, including all raw materials, work-in-process, finished goods, and materials to be used or consumed in Debtor's business; finished goods, timber cut or to be cut, oil, gas, hydrocarbons, and minerals extracted or to be extracted, and all names or marks affixed to or to be affixed thereto for purposes of selling same by the seller, manufacturer, lessor or licensor thereof and all Inventory returned to Debtor by its customers or repossessed by Debtor and all of Debtor's right, title and interest in and to the foregoing (including all of Debtor's rights as a seller of goods);

(B)           All Equipment and fixtures, wherever located, including, without limitation, all machinery, furniture and fixtures, and any and all additions, substitutions, replacements (including spare parts), and accessions thereof and thereto (including, but not limited to Debtor's rights to acquire any of the foregoing, whether by exercise of a purchase option or otherwise);

(iii)           Property:  All right, title and interests of Debtor in, to and in respect of any other personal property in or upon which Debtor has a security interest, lien or right of setoff;

                      (iv)           Books and Records:  All books and records relating to any of the above including, without limitation, all computer programs, printed output and computer readable data in the possession or control of the Debtor, any computer service bureau or other third party; and

                      (v)           Products and Proceeds:  All products and Proceeds of the foregoing in whatever form and wherever located, including, without limitation, all insurance proceeds and all claims against third parties for loss or destruction of or damage to any of the foregoing.

(b)           All right, title and interest of Debtor in, to and in respect of the following:

(i)           the shares of stock, partnership interests, member interests or other equity interests acquired by Debtor of any and all entities (such entities, being hereinafter referred to collectively as the "Pledged Issuers" and individually as a "Pledged Issuer"), the certificates representing such shares, partnership interests, member interests or other interests all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares, partnership interests, member interests or other interests;

(ii)           all additional shares of stock, partnership interests, member interests or other equity interests acquired by Debtor, of any Pledged Issuer, the certificates representing such additional shares, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, instruments, investment property and other property received, receivable or otherwise distributed in respect of or in exchange for any or all of such additional shares, interests or equity; and

(iii)           all security entitlements of Debtor in, and all Proceeds of, any and all of the foregoing acquired by Debtor and howsoever its interest therein may arise or appear (whether by ownership, security interest, lien, claim or otherwise).

Notwithstanding the above, the Collateral shall not include any personal property which is subject to a purchase money mortgage or other purchase money lien or security interest (including capital leases).

2.3           Specific Components of Collateral.  Without limiting the broad scope of Section 2.2, Debtor acknowledges that the Collateral includes the following:

(a)           all accounts receivable of Debtor;

(b)           all customer lists of Debtor, including without limitation the customer lists attached hereto as Schedule C; and

(c)           all rights of Debtor pursuant to the Stock Purchase and Sale Agreement dated September 1, 2006 by and among the shareholders of All Staffing, Inc., a Tennessee corporation ("All Staffing"), and Debtor (including all rights to ownership of the Shares referenced therein).

3.           Covenants of Debtor.

3.1           Non-Solicitation; Reasonableness; Referral.

(a)           Non-Solicitation.  For a period of five (5) years after the Closing Date, Debtor shall not, and shall cause its affiliates, directors, officers, employees and agents not to, either directly or indirectly, as a stockholder, investor, partner, director, officer, employee, consultant or otherwise, solicit business from any Person (as defined in Section 2.1(d)) that is an existing customer, or was a customer within the prior three (3) years, of Debtor (the "Customers"), including without limitation those customers identified on Schedule C.  For purposes of this Section 3.1(a), the "Territory" shall mean the United States and any other place where Debtor has previously conducted its business.

(b)           Reasonableness.  Debtor acknowledges that the duration and geographic scope of the non-solicitation provisions set forth in Section 3.1(a) are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  Debtor and Newco intend that this non-solicitation provision will be deemed to be a series of separate covenants, one for each and every county in the Territory.

(c)           Referral.  For a period of five (5) years after the Closing Date, Debtor shall, and shall cause its affiliates, directors, officers, employees and agents to, refer all business inquiries from the Customers to Newco or such Person (as defined in Section 2.1(d)) as Newco may designate in writing to Debtor from time to time.  Debtor and its affiliates shall not independently pursue any such inquiries without the prior written consent of Newco.

3.2           Maintenance of Collateral.  Between the signing hereof through the Closing, Debtor (a) shall not transfer any of the Collateral to any Person (as defined in Section 2.1(d)) without the prior written consent of Longview and (b) shall use best commercial efforts to preserve in tact the Collateral and to preserve the value thereof.

3.3           Legal Requirements.  Debtor shall take all actions necessary to comply promptly with all legal requirements which may be imposed on Debtor with respect to the consummation of the transfers contemplated by this Agreement and will promptly cooperate with and furnish information to such other party or parties in connection with any such requirements as may be imposed upon such other party or parties in connection with the consummation of the transfers contemplated by this Agreement.  Debtor shall take all necessary actions to obtain (and to cooperate with such other party or parties) any consent, authorization, order or approval of, or any exemption by, any governmental or regulatory authority, or other third party, required to be obtained or made by such party or parties in connection with this Agreement.

3.4           Proprietary Information.  From and after the Closing Date, Debtor shall hold in confidence, and shall cause its affiliates, directors, officers, employees and agents to hold in confidence, all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the Collateral (including, but not limited to, customer lists, financial information, intellectual property rights, technical information or data).

4.           No Liabilities Assumed.  Notwithstanding anything contained herein, Secured Creditors and Newco shall not assume or become responsible for, and Debtor shall retain and remain solely liable for and obligated to discharge and indemnify and hold Secured Creditors and Newco harmless for, any and all liabilities, indebtedness, guarantees or obligations of any kind, character or description (whether known or unknown, whether absolute or contingent, whether disputed or undisputed, whether liquidated or unliquidated, whether accrued or unaccrued, whether secured or unsecured, whether joint or several, whether due or to become due, whether vested or unvested, and whether claims with respect thereto are asserted before or after the Closing) of Debtor (collectively, the "Debtor Liabilities"), including without limitation the following:

(a)           all liabilities related to or arising in connection with the activities of Debtor or its business or otherwise;

(b)           all liabilities and obligations of Debtor under this Agreement and instruments of conveyance contemplated by this Agreement;

(c)           all federal, state and local taxes, and any charges, penalties, interest, fees, imposts, duties or other assessments with respect thereto ("Tax" or collectively "Taxes") arising out of the operation of Debtor's business or relating to the Collateral, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, environmental, customs, duties, tariffs, ad valorem, value added or other fees or taxes, and also including all liabilities and obligations for Taxes arising in connection with the completion of the transfers contemplated by this Agreement;

(d)           all liabilities and obligations under any agreement, contract, lease or license to which any Debtor is a party;

(e)           all liabilities ascribed to Secured Creditors or Newco by operation of successor liability provisions of applicable laws;

(f)           all liabilities and obligations pursuant to any law, rule or regulation, any judgment, decree or order of any governmental entity, or any permit;

(g)           all liabilities arising out of any claim, suit, action, arbitration, proceeding, investigation or other similar matter, whether based on negligence, gross negligence, intentional misconduct, fraud, breach of warranty, breach of contract, strict liability, enterprise liability or otherwise, (whether now pending or hereafter initiated);

(h)           all liabilities to or in respect of any former or existing security holder, officer, director, employee, consultant, contractor, customer, supplier, joint venturer, partner or agent, whether under any plan, policy, agreement (written, oral, express or implied), arrangement, instrument, law, rule, regulation, order, charter provision or otherwise, including but not limited to any salaries, accrued vacation time, personal time and sick leave payable, bonuses and employee severance obligations; and

(i)           any liability under any environmental law.

           5.           The Closing.

5.1           Time; Place; Location.  The closing of the transfers contemplated by this Agreement (the "Closing") shall take place at the offices of Gibson, Dunn & Crutcher LLP, 3161 Michelson, Irvine, California 92612 at 10:00 a.m. local time on the date hereof; provided that the transfers contemplated by this Agreement may be reversed in the sole discretion of Longview following the Closing in the event that, in the sole judgment of Longview, one or more of the conditions subsequent set forth in Section 6 has occurred; provided, further, that, in the event Longview so elects to reverse the transfers contemplated by this Agreement, this Agreement shall be deemed to have been terminated pursuant to Section 9 and the Closing shall be deemed never to have occurred.  The date on which the Closing occurs shall be referred to herein as the "Closing Date."

5.2           Transfer to Newco.  At the Closing, Debtor hereby transfers, or agrees to cause to be transferred, to Newco all of the Collateral (and all of their right, title and interest thereto), including without limitation the specific assets identified on Schedule D hereto.  Without limiting the foregoing, Debtor shall cause all tangible Collateral to be delivered, at the expense of Debtor, to such place or places and in such manner as shall be designated by Longview or Newco in their complete discretion at or subsequent to the Closing.  [Note to Debtor: Subject to further review and revision based upon contents of Schedule D.]

6.           Conditions Subsequent.

                      6.1           Conditions Subsequent to Obligations of Secured Creditors and Newco.  The transfers contemplated by this Agreement may be reversed by Longview in accordance with Section 5.1 within the one-hundred-eighty (180) calendar days following the Closing Date in the event that, in the sole judgment of Longview, one or more of the following conditions subsequent has occurred following the Closing:

                      (a)           Debtor has not performed and complied with all obligations, covenants and conditions herein required to be performed or complied with by Debtor.

(b)           Debtor has not obtained all authorizations, consents, orders and approvals of all governmental entities and officials and all third party consents that are necessary or desirable for the consummation of the transfers contemplated by this Agreement.

(c)           Longview is not satisfied, in its sole and complete discretion, that the Closing is advisable to Secured Creditors and Newco.

(d)           Longview or Newco has not obtained agreements, waivers and/or consents from All Staffing and/or the prior shareholders of All Staffing that Longview and/or Newco deems necessary in connection with the transfers contemplated by this Agreement in their absolute discretion, in forms acceptable to Longview and Newco in their absolute discretion.

(e)           The requirements relating to consent of the Internal Revenue Service and notice of a non-judicial sale of property pursuant to Section 7425(c) of the Internal Revenue Code of 1986, as amended, and Internal Revenue Service Publication 786 have not been satisfied, in the sole determination of Longview.

(f)           Secured Creditors and Newco are not satisfied in their absolute discretion that all applicable notices to be provided by Secured Creditors or Newco under the NY-UCC and other applicable law have been provided.

6.2           Conditions to Obligations of Debtor.  The obligations of Debtor to complete the transfers contemplated by this Agreement are not subject to any conditions of any kind.

7.           Further Assurances.  At any time and from time to time after the Closing Date, at the request of Longview or Newco, Debtor shall execute and deliver such other instruments of transfer, conveyance or assignment and take such action as Longview or Newco may reasonably request in order to transfer, convey and assign to Newco and to confirm Newco's rights to, title in and ownership of the Collateral and to place Newco in actual possession and operating control thereof.

8.           Indemnification for Benefit of Secured Creditors and Newco.  Debtor shall indemnify, and shall cause its affiliates to jointly and severally indemnify, Secured Creditors and Newco and their affiliates in respect of, and hold Secured Creditors and Newco and their affiliates harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminutions in value of assets, losses and expenses (including amounts paid in settlement, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) ("Damages") incurred or suffered by Secured Creditors, Newco or any of their affiliates resulting from, relating to, constituting or arising out of this Agreement, including without limitation (a) any failure of Debtor to perform any covenant or agreement of Debtor contained in this Agreement, (b) any breach of any representation or warranty of Debtor contained in this Agreement and (c) the Debtor Liabilities.

9.           Termination.  This Agreement may be terminated only by Longview in accordance with Sections 5.1 and 6.1, without any liability of any kind on the part of Secured Creditors or Newco to Debtor or any other Person (as defined in Section 2.1(d)).  In the event of the termination of this Agreement pursuant to the foregoing sentence, the obligations of the parties to complete the transactions contemplated by this Agreement shall expire and none of the parties shall have any further obligations under this Agreement, except as provided in Sections 8 and 11.6.  For the avoidance of doubt and without limiting the foregoing, should this Agreement be terminated by Longview, Section 2.1(c), Section 2.2 and any other provision of this Agreement purporting to discharge any obligation of Debtor or Guarantors shall be void and of no force or effect whatsoever.  Debtor may not terminate this Agreement for any reason.

10.           Collateral Agent Consent, Covenants and Waiver.  Collateral Agent hereby
(i) consents to the disposition of the Collateral contemplated by this Agreement, including without limitation for purposes of Section 10 of the Credit Agreement and hereby waives any notice requirements in connection therewith under the Security Agreement; (ii) hereby transfers its rights pursuant to the Security Agreement to Secured Creditors to the extent necessary to effect the transfers contemplated by this Agreement; (iii) consents to the transfer to Newco described in paragraph 6 of the Recitals and Acknowledgements of this Agreement; and
(iv) covenants to take all other commercially reasonable actions necessary to effect the transfers contemplated by this Agreement.  Collateral Agent hereby waives the requirement set forth in Section 11(g) of that certain Collateral Agent Agreement dated as of February 13, 2006 among Collateral Agent and Secured Creditors, which provides for Secured Creditors to pay to Collateral Agent the sum of $10,000 to apply against hourly fees for services rendered pursuant to such agreement, in the Event of Default (as defined therein).  Secured Creditors hereby instruct Collateral Agent to enter into this Agreement and all other agreements deemed necessary by Longview to effect the transfers contemplated by this Agreement.

11.           Miscellaneous.

11.1           Secured Creditors acknowledge and agree that the transfers contemplated by this Agreement have been agreed to by each of Secured Creditors, and, to the extent inconsistent with the terms of this Agreement, Secured Creditors hereby waive any requirements relating to pro rata distribution contained in the Security Agreement, including such requirement contained in Section 10.3 thereof.

11.2           This Agreement and the other documents referred to herein contain the entire agreement among the parties with respect to the subject matter hereof, and no representation, undertaking, promise or condition concerning the subject matter hereof shall be binding upon the parties unless clearly expressed in this Agreement.  No statement or writing subsequent to the date hereof which purports to modify or add to the terms or conditions hereof shall be binding unless contained in a writing which makes specific reference to this Agreement and which is signed by the parties hereto to be charged with the terms thereof.

11.3           No course of dealing among the parties hereto or failure or delay on the part of Secured Creditors or Newco in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Secured Creditors or Newco under this Agreement or any other agreement.  No single or partial exercise of any rights or remedies hereunder by Secured Creditors or Newco shall operate as a waiver or shall preclude the exercise of any other rights or remedies of Secured Creditors or Newco hereunder.

11.4           Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Debtor without the prior written consent of Longview or Newco.  A change in control of Debtor or a transfer of all or substantially all of Debtor's assets shall constitute an assignment for such purposes.  Secured Creditors and Newco may assign this Agreement at any time with the consent of Longview.

11.5           The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.  This Agreement is solely for the benefit of the parties hereto and their permitted successors and assigns.  No other Person (as defined in Section 2.1(d)) shall have any rights, benefits or remedies under or because of the existence of this Agreement.

11.6           The acknowledgements, agreements, representations and warranties of Debtor contained in this Agreement shall survive the expiration or other termination of this Agreement.

11.7           If any term or provision of this Agreement or the application thereof to any party or circumstance shall be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby, and the affected term or provision shall be modified to the minimum extent permitted by law so as to achieve most fully the intention of this Agreement.

11.8           This Agreement is governed by and is to be construed and enforced as though made and to be fully performed in the State of New York, without regard to the conflicts of law rules.  Any and all disputes are to be resolved in the courts of the state of New York located in New York County.

11.9           Debtor acknowledges and agree that irreparable damage would occur in the event that any of its obligations hereunder are not performed or satisfied in accordance with the specific terms applicable thereto.  Accordingly, it is agreed that Secured Creditors or Newco shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court, in addition to any other remedy to which they are entitled at law or in equity.

11.10                      This Agreement is executed by Debtor voluntarily and not pursuant to any duress.  Furthermore, it is executed in mutual good faith among the parties and is not given or intended to hinder, delay, or defraud any creditor, or to contravene any of the bankruptcy laws of the United States, laws governing fraudulent conveyances or any other applicable laws.  Debtor represents that all of the transfers made and all of the obligations incurred pursuant to this Agreement are for fair consideration and for reasonably equivalent value with respect to valid, existing, secured indebtedness due to Newco, as the assignee of Secured Creditors.

11.11                      The parties agree to sign, deliver and file any and all additional documents and to take any and all other actions that may reasonably be required or appropriate for a full and complete consummation of the transactions and matters covered by this Agreement.

11.12                      THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDINGS INITIATED PURSUANT TO EITHER THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT REFERRED TO HEREIN.

11.13                      This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.  Facsimile copies of signatures shall be binding as original signatures.

IN WITNESS WHEREOF, the Debtor, the Collateral Agent, the Secured Creditors and Newco have caused this Agreement to be executed in their respective names and by their duly authorized officers, as of the date first written above.

"DEBTOR"

DALRADA FINANCIAL CORP.

By:
Name:
Title:

"COLLATERAL AGENT"

BARBARA R. MITTMAN

"SECURED CREDITORS"

LONGVIEW FUND, L.P.

By:
Name:
Title:

LONGVIEW EQUITY FUND, L.P.

By:
Name:
Title:

LONGVIEW INTERNATIONAL EQUITY FUND, L.P.

By:
Name:
Title:

ALPHA CAPITAL AKTIENGESELLSCHAFT

By:
Name:
Title:

BALMORE, S.A.

By:
Name:
Title:

HOWARD SCHRAUB

"NEWCO"

FENIX CAPITAL, LLC

By:
Name:
Title:

SCHEDULE A

SECURED NOTES

SECURED CREDITOR	APPROXIMATE PRINCIPAL AMOUNT OF SECURED CONVERTIBLE NOTE ISSUED ON FEBRUARY 13, 2006
LONGVIEW FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301	$3,500,000.00
LONGVIEW FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301	$261,707.00
LONGVIEW EQUITY FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301	$1,005,000.00
LONGVIEW INTERNATIONAL EQUITY FUND, LP 600 Montgomery Street, 44th Floor San Francisco, CA 94111 Fax: (415) 981-5301	$495,000.00
ALPHA CAPITAL AKTIENGESELLSCHAFT Pradafant 7 9490 Furstentums Vaduz, Lichtenstein Fax: 011-42-32323196	$492,426.00
BALMORE, S.A. P.O. Box 146, Road Town Tortola, BVI Fax:	$1,380,960.00
HOWARD SCHRAUB c/o G. Howard Associates Inc. 525 East 72nd Street New York, NY 10021 Fax: (212) 737-7467	$300,000.00
TOTAL	$7,435,093.00